PURCHASE AND SALE AGREEMENT


                                     Between


                      CORPORATE REALTY INCOME FUND I, L.P.
                                    (Seller)


                                       and


                             INVESCO REALTY ADVISORS
                                   (Purchaser)


                         Property: 5775 Flatiron Parkway
                                Boulder, Colorado


                            Dated as of May ___, 2000

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                           PURCHASE AND SALE AGREEMENT


     This Purchase and Sale Agreement ("Agreement") is made as of the ____ day of May 2000 (the "Effective Date") by and between CORPORATE REALTY INCOME FUND I, L.P., a Delaware limited partnership ("Seller") and INVESCO REALTY ADVISORS, a division of Invesco Realty Advisors, Inc. ("Purchaser").

     A. Seller owns in fee simple a certain parcel of real property located in the City of Boulder, County of Boulder, State of Colorado at 5775 Flatiron Parkway (hereinafter referred to as the "Real Property").

     B. Subject to the terms and conditions herein, Seller desires to sell and Purchaser desires to purchase the Real Property and certain items of personal property.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller and Purchaser agree as follows:

1.   PURCHASE AND SALE

     1.1  Property.

     Subject to the terms and conditions hereof, Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller on the Closing Date (as defined in Section 4.1 below) the following (collectively, the "Property"):

     (a) the Real Property, which is legally described on Exhibit A attached hereto, together with any and all rights, privileges and easements appurtenant thereto, which are owned by Seller;

     (b) all buildings located on the Real Property, and all other improvements and fixtures located on the Real Property, if any, and any apparatus, equipment and appliances incorporated therein and used in connection with the operation and occupancy thereof, such as heating and air conditioning systems and facilities used to provide any utility service, ventilation, or other services thereto, but excluding fixtures and property owned by tenants (all of which are collectively referred to as the "Improvements");

     (c) all right, title and interest of Seller in and to any personal property located on and used in connection with the Real Property and Improvements, including without limitation the personal property listed on Schedule 1 (the "Personal Property");

     (d) all assignable or transferable intangible property, including, but not limited to: (i) all guaranties and warranties (including guaranties and warranties pertaining to construction of the Improvements); (ii) all air

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          rights, excess floor area rights and other development rights relating or appurtenant to the Real Property or the Improvements; (iii) all rights to obtain utility service in connection with the Improvements and the Real Property; (iv) all assignable licenses and other governmental permits and permissions relating to the Real Property, the Improvements or the operation thereof, including without limitation the licenses and permits listed on Schedule 2 (the "Permits"); and (v) all assignable contracts and contract rights relating to the Real Property or the Improvements, including the contracts listed on Exhibit H (the "Service Contracts"), which are approved by Purchaser in accordance with the terms of this Agreement (all of the foregoing are hereinafter collectively referred to as the "Intangible Property"); and

     (e) All right, title and interest of Seller in and to the leases and other occupancy agreements covering all or any portion of the Real Property or the Improvements to the extent they are in effect on the date of Closing (collectively the "Leases"), together with all current rents and other sums due thereunder (the "Rents") and any and all security deposits in connection therewith (the "Security Deposits"). The Leases, in each case together with the current monthly rent and Security Deposit relative thereto, are set forth on Exhibit L (the "Rent Roll").

2.   PURCHASE PRICE

     Purchaser shall pay as the total Purchase Price for the Property ("Purchase Price") the amount of Thirteen Million One Hundred Thousand and no/100ths U.S. Dollars ($13,100,000.00), which shall be payable as follows:

     2.1  Deposit.

     Within two (2) Business Days (as hereinafter defined) after the Out Date (as hereinafter defined), Purchaser shall cause One Hundred Fifty Thousand and No/100ths U.S. Dollars ($150,000.00) (the "Downpayment") to be delivered by wire transfer to Escrow Holder (as hereinafter defined) to be held by the Escrow Holder in accordance with the terms and conditions of this Agreement. The Downpayment shall be held in an interest bearing account or instrument, as approved by Purchaser, as an earnest money deposit toward the Purchase Price. Purchaser will provide Escrow Holder with its Taxpayer Identification Number and such additional information and documents as may be required by Escrow Holder.

     The Escrow Holder shall be subject to the following terms and conditions and no others:

     (a) The duties and obligations of the Escrow Holder shall be determined solely by the express provisions of this Agreement and no implied duties and obligations shall be read into this Agreement against the Escrow Holder.


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     (b)  The Escrow Holder shall be entitled to rely, and shall not be subject to any liability in acting in reliance, upon any joint writing furnished to the Escrow Holder by Purchaser and Seller and shall be entitled to treat as genuine the document it purports to be, including any such letter, paper or other document furnished to the Escrow Holder in connection with this Agreement.

     (c) In the event of any disagreement between Purchaser and Seller resulting in adverse claims and demands being made in connection with or against the funds held in the escrow created hereby, the Escrow Holder shall refuse to comply with the claims and demands of either party until such disagreement is finally resolved, either by Purchaser and Seller, as evidenced by a joint writing reflective thereof delivered to the Escrow Holder pursuant to subparagraph (b) above, or by a court of competent jurisdiction (in proceedings which the Escrow Holder or any other party may initiate, it being understood and agreed by Purchaser and Seller that the Escrow Holder has the authority (but no obligation) to initiate such proceedings).

     (d) Subject to the provisions of Section 11.13 below and Seller's right to retain the Deposit as liquidated damages pursuant to Section 12 below, in the event of a termination of this Agreement by either Seller or Purchaser as permitted by the terms of this Agreement, the Escrow Holder is authorized and directed by Seller and Purchaser to deliver the Deposit (as hereinafter defined) to the party hereto entitled to same pursuant to the terms hereof no sooner than the fifth Business Day and no later than the tenth Business Day following receipt by the Escrow Holder and the non-terminating party of written notice of termination delivered in accordance with Section 10 of this Agreement from the terminating party and receipt of evidence reasonably satisfactory to the Escrow Holder that the non-terminating party has in fact received written notice of such termination in accordance with
          Section 10 of this Agreement, unless the non-terminating party hereto notifies the Escrow Holder that it disputes the right of the other party to receive the Deposit. In such event, the Escrow Holder shall either continue to hold the Deposit or interplead the Deposit into a court of competent jurisdiction until such dispute is resolved, as more specifically provided in Section 2.1(c) above. All reasonable attorney's fees and costs of the Escrow Holder incurred in connection with such dispute or interpleader shall be assessed against the party that is not awarded the Deposit, or if the Deposit is distributed in part to both parties then in the inverse proportion of such distribution.


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     2.2  Interest.

     Except as provided in Section 2.1 above and in other provisions of this Agreement where Seller shall be entitled to retain the Downpayment and all interest earned thereon (collectively, the "Deposit") as liquidated damages pursuant to Section 12 below, interest on the Downpayment shall accrue to the benefit of Purchaser. At Closing, Purchaser may elect to apply the Deposit to the Purchase Price or to have that amount released to Purchaser upon tender of the Purchase Price.

     2.3  Cash at Closing.

     The Purchase Price, adjusted for the Deposit (if applied by Purchaser), plus any other amounts required to be paid by Purchaser at Closing, and plus or minus any prorations and credits as provided for in this Agreement, in the form of immediately available U.S. funds, shall be paid by Purchaser into escrow with the Escrow Holder, as defined in Section 4.1, in time to allow the Closing to occur on the Closing Date (as hereinafter defined) by wire transfer as more particularly set forth in Section 4.3 below.

3.   TITLE

     3.1  Title Commitment; Survey.

     Purchaser acknowledges and agrees that Seller has furnished to Purchaser the following:

     (a) A commitment for title insurance dated as of March 30, 2000 (the "Title Commitment"), issued by Chicago Title Insurance Company, covering the Real Property and Improvements.

     (b) A copy of all recorded documents referred to in the Title Commitment as exceptions to title to the Property (the "Title Documents").

     (c) A copy of the existing ALTA survey of the Real Property and Improvements (the "Survey").

     3.2  Review of Title

     Promptly after the Effective Date, Purchaser, at Seller's sole cost and expense, shall procure a commitment for title insurance (the "Updated Title Commitment") issued by Commonwealth Land Title Insurance Company, 1700 Pacific Avenue, Suite 4740, Dallas, Texas 75201 (the "Title Company") agreeing to issue the Title Policy, as defined in Section 3.4 below, covering the Real Property and Improvements, and within three (3) days after the Effective Date, Seller shall, at Seller's sole cost and expense, deliver to Purchaser an update of the Survey prepared in accordance with the survey requirements attached hereto as Exhibit M (the "Updated Survey"). Purchaser shall have until 5:00 p.m. Eastern Standard Time on the date that is twenty-one (21) days after the later to occur of (i) the date of Purchaser's receipt of the Updated Title Commitment (which date shall be deemed to be not later than five (5) days after the Effective
Date) and (ii) the date


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of Purchaser's receipt of the Updated Survey (the "Title Approval Date") to review the Updated Title Commitment, Title Documents and the Updated Survey (collectively, "Title Evidence") and render any objections as to matters of title in writing to Seller. Any such matters of title not timely objected to by Purchaser shall be deemed waived and Purchaser shall be deemed to agree to acquire the Property subject to such exceptions (collectively, "Permitted Exceptions") hereunder. Seller, in its sole and absolute discretion, may elect to remove or satisfy any such objections, provided that Seller shall have ten
(10) days from the date of such objections to have such objections that Seller so elects removed or satisfied. Subject to Purchaser's approval, which may be granted in Purchaser's sole and absolute discretion, Seller may cause the Title Company to issue a title endorsement or "insure over" any objection (each, a "Seller Endorsement") and it shall have the same effect as if such objection was cured by Seller. If Seller shall fail to have such objections removed, insured over or satisfied within such time or during such time delivers a written notice to Purchaser that notwithstanding Seller's reasonable efforts, such objections may not be cured, then, Purchaser may, by written notice to Seller within five
(5) days after the expiration of such time or the delivery of such written notice, either (a) terminate this Agreement without any liability on its part, Purchaser shall return all documents, including all Due Diligence Documents (as hereinafter defined in Section 3.6(c)), received from Seller or Seller's agents to Seller and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12 hereof) or (b) proceed to Closing and take title subject to such objections, in which case such non-cured objections shall become Permitted Exceptions hereunder. After the Title Approval Date but prior to the Closing Date, Purchaser shall also have the right to disapprove in writing any additional item not previously set forth in the Title Commitment that Title Company intends to show as an exception to title in the Title Policy. Any such additional item not specifically disapproved in writing delivered within three
(3) Business Days following Purchaser's receipt of written notice of such additional item shall be deemed approved. Seller shall have until Closing to remove or cause Title Company to insure over (subject to Purchaser's approval, which may be granted in Purchaser's sole and absolute discretion) any such disapproved item at Seller's own expense. Seller may elect to (a) extend the Closing until the day after the date upon which Seller is able to remove or cause Title Company to insure over (subject to Purchaser's approval, which may be granted in Purchaser's sole and absolute discretion) any such disapproved item (but in no event shall such extension exceed ten (10) Business Days after the Closing Date), or (b) terminate this Agreement, unless Purchaser elects to take title subject to such disapproved item, and, if Seller elects to terminate this Agreement, Purchaser shall return all documents, including all Due Diligence Documents, received from Seller or Seller's agents, to Seller and, in the absence of a default by Purchaser, the Deposit shall be returned to Purchaser and, thereupon, neither Seller nor Purchaser shall have any further obligation hereunder (except as set forth under Sections 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12 hereof). Notwithstanding anything in this Agreement to the contrary, and notwithstanding any approval or consent given by Purchaser hereunder, Seller shall cause all mortgages and deeds of trust encumbering Seller's interest in the Real Property and all mechanic's liens filed against the Property relating to work performed on the Property and contracted for by Seller, to be released and reconveyed from the Real Property, or, with respect to such


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mechanic's liens, otherwise bonded (subject to Purchaser's reasonable approval), on or prior to the Closing and shall cause the Title Company to insure title to the Real Property as vested in Purchaser without any exception for such matters.

     3.3  Vesting of Title.

     At Closing, Seller shall convey the Real Property and Improvements to Purchaser by special warranty deed (as further described in Section 4.2(a)(i) below), subject to the Permitted Exceptions, and shall convey Seller's interest in the Personal Property to Purchaser by bill of sale (as further described in Section 4.2(a)(ii) below).

     3.4  Title Insurance.

     At Closing, the Title Company shall issue to Purchaser an extended ALTA Owner's Policy of Title Insurance in the amount of the Purchase Price insuring that title to the Real Property and Improvements is vested in Purchaser subject only to the Permitted Exceptions and with such endorsements as Purchaser shall reasonably specify (the "Title Policy").

     3.5  Inspection Period.

     Purchaser shall have until 5:00 p.m. Central Standard Time on June 23, 2000, (the "Inspection Period") to inspect the Property and the Due Diligence Documents, and to perform such other due diligence with respect to the Property as Purchaser reasonably deems necessary, subject to the rights of tenants in possession of the Property. Purchaser agrees to immediately commence its inspection efforts and will pursue same diligently, and will advise Purchaser of its findings as soon as practicable. Purchaser may, on or before the final day of the Inspection Period (the "Out Date"), in its sole discretion, advise Seller and Escrow Holder, in writing, of its election to proceed with the purchase of the Property. If Purchaser, in its sole discretion, decides that it will not proceed with the purchase of the Property, Purchaser shall on or before the Out Date give notice to Seller and Escrow Holder that it is terminating this Agreement. If Purchaser fails to notify Seller and Escrow Holder of its decision on or before the Out Date, Purchaser shall be deemed to have notified Seller and Escrow Holder on the Out Date that Purchaser is terminating this Agreement. Upon any such termination, all documents, including all Due Diligence Documents, received from Seller or Seller's agents, shall be returned by Purchaser to Seller, and, subject to Sections 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12 hereof, neither party shall have any further rights or obligations hereunder. In the event this Agreement is not so terminated, the Deposit shall be delivered as hereinabove provided and shall become non-refundable (subject to the other terms and conditions of this Agreement) and Seller and Purchaser shall proceed to Closing in accordance with the terms and conditions hereof and the Inspection Period termination rights shall be deemed waived by Purchaser. Purchaser shall not undertake any soil borings, ground water testing or other "Phase 2" investigative procedures without first having obtained the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. In connection with Purchaser's inspection of the Property, Purchaser agrees that:


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     (a)  All inspection fees, engineering fees, or other expenses of any kind incurred by Purchaser relating to the inspection of the Property will be at Purchaser's sole cost and expense;

     (b) Purchaser will give Seller reasonable advance notice of the dates of all inspections and will schedule all tests and inspections during normal business hours whenever feasible unless otherwise requested by Seller;

     (c) Seller will have the right to have one or more representatives of Seller accompany Purchaser and Purchaser's representatives, agents or designees while they are on the Property (provided that the exercise of such right shall not unreasonably delay Purchaser's inspections);

     (d) Any entry by Purchaser, its representatives, agents or designees will not unreasonably interfere with Seller's use of the Property or with the operations of any tenant;

     (e) Purchaser will restore any damage caused to the Property by Purchaser's entry on the Property for inspection purposes at Purchaser's sole cost and expense if this transaction does not close; and

     (f) In making any inspection hereunder, Purchaser will treat and will cause any representative of Purchaser to treat all information obtained by Purchaser pursuant to the terms of this Agreement as confidential in accordance with Section 11.12 below.

Purchaser shall have the right to further inspect the Property as provided in
Section 3.6(b) hereafter (during normal business hours and upon notice to Seller), including for the purpose of confirming that the Property is in the same condition at Closing as existing at the end of the Inspection Period, reasonable wear and tear excepted; provided, however, that such continuing right of inspection shall in no way be deemed to extend or resurrect the Inspection Period or constitute a condition to Closing, subject however, to the other terms and conditions of this Agreement. For purposes of this Agreement, the term "Business Day" shall mean a day other than any Saturday, Sunday, or day upon which national banks in the City of Boulder, Colorado are not open for general banking business.

     The covenants of Purchaser contained in this Section 3.5(a) and (e) shall survive the Closing Date or any earlier termination of this Agreement.

     3.6  Furnishing of Information

     (a) In furtherance of Purchaser's rights set forth above, Seller has furnished to Purchaser:

          (i) a current rent roll (the "Rent Roll") with respect to the Property attached as Exhibit L, together with copies of all Leases and amendments and/or modifications currently in effect, together with


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                a list pertaining to the status of rental payments by tenants under the Leases and any delinquencies in connection therewith;

          (ii) a copy of all Phase I Environmental Assessments of the Property and any other environmental study or report of the Property prepared for Seller, to the extent same are in Seller's possession or under Seller's control;

          (iii) copies of any service, maintenance and other such contracts relating to the day-to-day operation or maintenance of the Property listed on Schedule 3, together with any engineering reports relative to the Property prepared by third-parties, to the extent such engineering reports are in Seller's possession or under Seller's control;

          (iv)  copies of financial statements for the Property for the last two
                (2) years and year to date 2000 in the form prepared by or for Seller in the ordinary course of business with respect to the Property; and

          (v) copies of the current tax bill for the Property and current property tax assessment information in Seller's possession.

     (b) Seller will allow Purchaser and Purchaser's agents reasonable access to the Property during regular business hours to inspect the Property during the Inspection Period and thereafter until the earlier of any termination of this Agreement and the Closing Date, subject to the terms of the Leases. Purchaser hereby indemnifies, defends and holds Seller and the Property harmless from any and all costs, loss, damages or expenses, of any kind or nature (including, without limitation, mechanics' liens and reasonable attorneys' fees and expenses) arising out of or resulting from any act or omission of Purchaser, its employees, agents, contractors, subcontractors, and/or assigns, in connection with any inspection, investigation and/or entry upon the Property. Notwithstanding anything to the contrary herein, the indemnity set forth in this Section 3.6(b) shall survive (i) any termination of this Agreement and (ii) the Closing and shall not be merged therein.

     (c)  In addition to the information to be furnished to Purchaser under
          Section 3.6(a) above, Seller shall deliver to Purchaser within three
          (3) Business Days after the Effective Date, true, correct and complete copies of each of the following: (i) the Leases and lease files; (ii) copies of financial statements for the Property for the last two (2) years and copies of such historical information in Seller's possession or control or the possession or control of Seller's agents regarding operating expenses of the Property as Purchaser shall reasonably request; (iii) the documents listed in Section 3.6(a) above; (iv) guaranties, warranties, licenses, governmental permits (including Certificates of Occupancy) and relevant, pertinent reports and


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          agreements in the possession or under the control of Seller or its agents pertaining to the Property, if any (i.e., engineering reports, environmental reports, development records and as-built plans and specifications) and Service Contracts relating to the Property; (v) a list of all utility deposits currently maintained by Seller with respect to the Property; and (vi) each of the items set forth on Exhibit M attached hereto (collectively, the "Due Diligence Documents"). Seller shall reasonably cooperate with Purchaser to obtain any consents required in connection with an assignment of any of the Due Diligence Documents. All of the Due Diligence Documents are confidential and shall not be distributed or disclosed by Purchaser to any person or entity not associated with Purchaser in accordance with
          Section 11.12 hereof. Seller agrees to deliver to Purchaser a copy of any written notices which Seller receives prior to Closing from any governmental authority pertaining to any violation of law or ordinance regulating the use of the Property which are received by Seller prior to the Closing Date and of any notice which Seller receives prior to Closing from any tenant regarding any default under any Lease. If the transaction fails to close for any reason whatsoever, Purchaser shall return to Seller all copies of the Due Diligence Documents which Seller or its agents may have delivered to Purchaser in accordance with this Section 3.6. SUBJECT TO SECTION 6.1 BELOW, THE FURNISHING OF ANY MATERIALS, DOCUMENTS, REPORTS, OR AGREEMENTS DESCRIBED ABOVE SHALL NOT BE INTERPRETED IN ANY MANNER AS A REPRESENTATION OR WARRANTY OF ANY TYPE OR KIND BY SELLER, ANY PARTNER OF SELLER OR AGENT OF SELLER, OR ANY OFFICER, DIRECTOR, OR EMPLOYEE OF SELLER, OR ITS AGENTS, OR ANY OTHER PARTY RELATED IN ANY WAY TO ANY OF THE FOREGOING.

4.   CLOSING

     4.1  Closing.

     The purchase and sale of the Property ("Closing") shall occur within the period expiring seven (7) days after the termination of the Inspection Period except that if such day shall not be a Business Day, the Closing shall occur on the next Business Day thereafter (the "Closing Date"); provided, however, that in the event Seller has not obtained and delivered to Purchaser the Tenant Estoppel Certificates and CC&R Estoppels provided for under Article 15 and
Article 16 hereof, respectively, on or before the Closing Date, Purchaser shall be entitled to one (1) extension of the Closing Date for a period not to exceed five (5) days upon prior written notice thereof to Seller. Seller and Purchaser agree that this transaction shall close in escrow through the Title Company, which shall serve as escrow holder hereunder ("Escrow Holder"). In this regard, Seller and Purchaser shall execute Escrow Holder's standard form general provisions and such other instructions consistent herewith as Escrow Holder may require and are reasonably acceptable to Seller and Purchaser. Purchaser and Seller shall endeavor to conduct a "pre-closing" on the Business Day prior to the Closing Date with title transfer and


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payment of the Purchase Price to be completed on the Closing Date as set forth in Section 4.3 below.

     4.2  Transactions at Closing.

     One (1) Business Day prior to the Closing Date:

     (a) Seller shall deliver or cause to be delivered to Escrow Holder the following documents (collectively, the "Conveyance Documents") duly executed and acknowledged where appropriate:

          (i) A special warranty deed (the "Deed") conveying the Real Property and the Improvements, subject to the Permitted Exceptions, in the form attached hereto as Exhibit F;

          (ii) Bill of Sale in the form set forth on Exhibit B attached hereto conveying the Personal Property to Purchaser;

          (iii) Two counterparts of the Assignment and Assumption Agreement (the "Assignment") in the form set forth on Exhibit C attached hereto, conveying all interest of Seller as landlord in and to the Leases pertaining to the Real Property and Improvements as more specifically set forth on Schedule B to the Assignment and Assumption Agreement; and in and to any equipment leases, commission agreements and service contracts, as set forth on Schedules C, D and E, respectively, to the Assignment and Assumption Agreement;

          (iv) Certificate of non-foreign status in the form set forth on Exhibit D attached hereto, to confirm that Purchaser is not required to withhold part of the Purchase Price pursuant to
                 Section 1445 of the Internal Revenue Code of 1986, as amended;

          (v) Original executed copies of all Leases; provided, however, that the original Leases shall be held at the Property for delivery to the Purchaser incident to the Closing;

          (vi) Information required by the Title Company to comply with the real estate reporting requirements set forth in Section 6045(e) of the Internal Revenue Code of 1986, as amended;

          (vii) Certificate confirming that the representations and warranties of Seller under this Agreement remain true and correct in the form attached hereto as Exhibit J;

          (viii) Evidence as to the authority of the person or persons executing documents on behalf of the Seller reasonably acceptable to Purchaser and the Title Company;


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          (ix)   The Service Contracts which survive Closing, as provided in
                 Section 9.5 below, together with leasing and property files and records pertaining to day-to-day operation, leasing and maintenance of the Property, to the extent such files and records are in the possession or control of Seller or agents of Seller, and all personal property owned by Seller and used in connection with the operation and/or maintenance of the Property (including all keys to the Property); provided, however, that such documentation and other personal property shall be held at the Property for delivery to the Purchaser incident to the Closing, and provided, further, that proprietary information of Seller not relevant to the ownership or operation of the Property shall not be included. Until the earlier to occur of (i) the sale of the Property by Purchaser, or (ii) the expiration of a period of one (1) year after the Closing, Purchaser shall allow Seller and its agents and representatives access without charge to all files, records and documents delivered to Purchaser at the Closing upon reasonable advance notice and at all reasonable times, to examine and make copies of any and all such files, records and documents, which right shall survive the Closing;

          (x) Affidavits as may be customarily and reasonably required by the Title Company, in form reasonably acceptable to Seller;

          (xi)   Closing Statement acceptable to Seller;

          (xii) An updated Rent Roll in the same form as set forth as Exhibit L, certified by Seller as correct and complete as of the date of delivery thereof; and

          (xiii) Such other documents as may be reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein.

     (b)  Purchaser shall deliver to Escrow Holder the following:

          (i) The Purchase Price as adjusted in Section 2.3 above, and as further adjusted to reflect the Purchaser's share of closing costs, and any fees as more particularly set forth in Section
                 4.3 below;

          (ii)   Intentionally Omitted.

          (iii) Two counterparts of a duly executed and acknowledged Assignment (as described in Section 4.2(a)(iii) above);

          (iv) Information required by the Title Company to comply with the real estate reporting requirements set forth in Section 6045(i) of the Internal Revenue Code of 1986, as amended;


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          (v)    Evidence of the authority of the person or persons executing documents on behalf of Purchaser reasonably acceptable to Seller and the Title Company;

          (vi) Certificate confirming that the representations and warranties of Purchaser under this Agreement remain true and correct in the form attached hereto as Exhibit K;

          (vii)  Closing Statement acceptable to Purchaser;

          (viii) Affidavits as may be customarily and reasonably required by the Title Company, in form reasonably acceptable to Purchaser; and

          (ix) Such other documents as may be reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein.

     (c) Seller and Purchaser shall execute a tenant notification letter to all tenants under the Leases (the "Tenant Notification Letter") in the form attached hereto as Exhibit G, and Purchaser shall, within forty-eight (48) hours following the Closing, cause the Tenant Notification Letter to be delivered to such tenants.

     4.3  Title Transfer and Payment of Purchase Price.

     (a) Purchaser agrees to deliver the cash payment specified in Section 4.2(b)(i) above by wiring the same to the Escrow Holder so that the wire may be confirmed in time to allow Closing to occur on the Closing Date and directing the Escrow Holder to deposit or wire the same into Seller's designated account(s) upon the recording by the Title Company of the documents to be executed and delivered by Seller under Sections 4.2(a) above or upon issuance by the Title Company of, an unconditional agreement by the Title Company to issue, the Title Policy.

     (b) Upon receipt of all items specified in Section 4.2 and following the satisfaction or waiver of all conditions precedent to Closing and upon Title Company issuing or committing to issue the Title Policy, Escrow Holder shall take the following actions:

          (i)    Prorate any and all amounts to be prorated pursuant to Sections
                 5.1 and 5.2 below;

          (ii) Date and cause to be recorded the Deed as of Closing and designate that the Deed be returned directly to Purchaser after recordation;

          (iii)  Issue the Title Policy to Purchaser;

          (iv) Deliver the Purchase Price to Seller, plus or minus appropriate adjustments;

          (v) Credit Purchaser with the total of any and all tenant security deposits called for in the Leases and any and all prorated rents and other items;

          (vi) Deliver properly executed copies of the Closing Statement to Seller and to Purchaser, which Closing Statement shall have been approved by Seller and Purchaser prior to Closing;

          (vii) Deliver to Seller a copy of the Deed as recorded and executed originals of all documents delivered by Purchaser to Escrow Holder pursuant to Section 4.2(b) above;

          (viii) Deliver to Purchaser executed originals of all documents delivered by Seller to Escrow Holder pursuant to Section 4.2(a) above, other than that set forth in Section 4.2(a)(i) above; and

          (ix) Pay any broker's commissions as provided herein.

     4.4 Reporting Requirements. The Escrow Holder shall comply with all applicable federal, state and local reporting requirements relating to the closing of the transactions contemplated herein. Without limiting the generality of the foregoing, to the extent the transactions contemplated by this Agreement involve a real estate transaction within the purview of Section 6045 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Escrow Holder shall have sole responsibility to comply with the requirements of Section 6045 of the Internal Revenue Code (and any similar requirements imposed by state or local law). Escrow Holder shall hold Purchaser, Seller and their respective counsel free and harmless from and against any and all liability, claims, demands, damages and costs, including reasonable attorneys' fees and other litigation expenses, arising or resulting from the failure of Escrow Holder to comply with such reporting requirements.

5.   PRORATIONS; CLOSING ITEMS

     5.1  Prorations; Closing Costs; Reserve Accounts.

     (a) The amount due on any gas, electric, water, sewer, or other utility bill, or service contract relating to the Property shall be prorated between Seller and Purchaser as of the Closing Date, to the extent such utilities or service contracts are the obligation of the Seller and not a direct or indirect obligation of a tenant under any of the Leases. Any utility deposits made by Seller shall be and remain the property of Seller.

     (b) All collected rents and other payments from each tenant under the Leases, including, but not limited to, base rent, additional rent, percentage rent (if any), and expense reimbursements, shall be prorated between Seller and

          Purchaser as of the Closing Date. The balance remaining from any security deposits or prepaid rent under the Leases held by Seller shall be credited to Purchaser (including the balance of estimated tax, insurance and common area maintenance payments made to Seller by tenants under the Leases net of any payments by Seller thereon). Purchaser agrees to indemnify and hold harmless Seller from and against any loss, cost or expense (including, but not limited to, attorneys' fees and expenses) resulting from any claim for such deposits or prepaid rent actually paid or credited to Purchaser. If any rent or other payments under the Leases are in arrears as of the Closing Date ("Delinquent Rents"), the amount of any such Delinquent Rents which are collected by Purchaser shall be promptly paid by Purchaser to Seller after Closing. Purchaser shall be entitled to deduct from any such payment (i) Purchaser's reasonable costs of collection incurred with respect to such Delinquent Rents (including attorneys' fees), (ii) rents due for the month in which such payment is received by Purchaser, and (iii) rents from such tenant attributable to any period after the Closing that are past due on the date of receipt. Purchaser agrees to periodically invoice tenants in an effort to collect Delinquent Rents after the Closing provided Purchaser shall not be required to bring any action or proceeding against any tenant on account of Delinquent Rents. Purchaser's obligations hereunder with respect to the collection and payment of Delinquent Rents shall survive the Closing. Seller may make reasonable efforts to collect Delinquent Rents from and after the Closing Date; provided, however, that Seller shall not be entitled to pursue any action for eviction of any tenant from the Property. The provisions of this Section shall survive Closing and shall not be merged therein.

     (c) All real estate taxes (whether general or special) and personal property taxes payable in respect of the Property for the calendar year 2000 shall be prorated as of the Closing; provided, Seller shall be entitled to recover any reimbursements from the tenants on account of such taxes for the period prior to Closing, and Purchaser shall immediately remit to Seller any such reimbursements received by Purchaser upon receipt thereof, subject to Section 5.1(b) above. Any real estate taxes (whether general or special) and personal property taxes due and payable for any periods subsequent to the calendar year 2000 shall be the obligation of Purchaser and any real estate taxes (whether general or special) and personal property taxes due and payable for any periods prior to calendar year 2000 shall be the obligation of Seller, provided Purchaser shall cooperate with Seller to obtain any reimbursement from any tenant in respect of any such taxes. Seller and Purchaser agree to mutually cooperate with each other in connection with ongoing real estate tax reduction proceedings relating to prior tax years, if any, and any ongoing or future proceedings relating to the year in which the Closing occurs, if any, and any refund resulting therefrom (to the extent not refundable to tenants under the Leases) shall be prorated between Seller and Purchaser based on the Closing Date, after deducting therefrom the reasonable out-of-pocket expenses incurred by the parties. The provisions of the immediately preceding two sentences shall survive Closing and shall not be merged therein.

     (d) Purchaser shall pay the cost of any endorsements (other than Seller Endorsements) or special or extended coverages of any nature in connection with the Title Policy, one-half (1/2) of any escrow fees and closing fees to the Escrow Holder, and any lender's title insurance coverage on account of any loan obtained by Purchaser. Purchaser shall pay for all costs relating to any financing obtained by Purchaser in connection with its purchase of the Property and all costs incurred by Purchaser in performing any related tests and investigations. Seller shall pay for the cost of recording the Deed, the base premium for the Title Policy and for the Seller Endorsements (but not the cost of any endorsements or special or extended coverages other than the Seller Endorsements), any customary updates to the Survey, one-half (1/2) of all escrow fees and closing fees charged by the Escrow Holder, any prepayment or reconveyance fee in connection with any payoff or release of any existing deed of trust or mortgage, documentary stamp taxes, if any, and the recording fees with respect to documents which Seller elects to place of record in order to cure title objections raised by Purchaser to the extent Seller elects to cure the same, as fully described in Section 3.2. Each party shall pay its own attorneys' fees.

     5.2  Calculation of Prorations

     For purposes of calculating prorations, Seller shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, through the day prior to the Closing Date and Purchaser shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, from and after 12:01 a.m. on the Closing Date. All prorations shall be made on the basis of the actual number of days of the year and month which have elapsed as of the Closing Date. All prorations which cannot be ascertained as of the Closing shall be prorated on the basis of the parties' reasonable estimate of such amount. Except as otherwise stated above, if necessary, the amount of prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available but in any event no later than ninety
(90) days after the Closing Date; provided, however, the ninety (90) day period shall be extended for a reasonable time for any real property tax reduction or abatement proceeds, which are to be prorated between Purchaser and Seller pursuant to Section 5.1(c), and for a period of one (1) year after the Closing Date for reconciliation of tax, insurance, and common area maintenance expenses for the calendar year in which the Closing Date occurs. Purchaser and Seller each agree to reasonably cooperate with the other with respect to such final proration. This provision shall survive Closing and shall not be merged therein.

6.   REPRESENTATIONS AND WARRANTIES

     6.1  Seller's Representations and Warranties.

     Seller hereby represents and warrants to Purchaser as follows:

     (a) Seller's Entity. Seller is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has qualified as a foreign limited partnership in the state in which the Property is located, and the execution and performance of this Agreement will not violate any term of its limited partnership certificate or agreement, or any judicial decree, statute or regulation by which it may be bound or affected.

     (b) Seller's Authority. Seller has full power and authority to enter into this Agreement and to perform all its obligations hereunder, and has taken all action required by law, its governing instruments, or otherwise to authorize the execution, delivery and performance of this Agreement and all the deeds, agreements, certificates, and other documents contemplated herein, and this Agreement has been duly executed by and is a valid and binding agreement of Seller, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by the laws of bankruptcy, insolvency, or other laws affecting creditors' rights generally.

     (c) No Conflict or Lien. To the best of Seller's knowledge, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in a breach of any contract, license or undertaking to which Seller is a party or by which any of its property is bound, or constitute a default thereunder or, except as contemplated herein, result in the creation of any lien or encumbrance upon the Property.

     (d) No Proceedings. No legal or administrative proceeding is (i) pending or to the best of Seller's knowledge threatened against the Property or (ii) pending or to the best of Seller's knowledge threatened against Seller which would affect the Property or Seller's right to convey the Property to Purchaser as contemplated in this Agreement.

     (e) Leases. Seller has delivered to Purchaser a correct and complete copy of each of the Leases and any amendments thereto. The information regarding the Leases contained on the Rent Roll attached as Exhibit L, which identifies all tenants of the Property as of May 15, 2000, is true, correct and complete as of the date of this Agreement. To the knowledge of Seller, each of the Leases is in full force and effect, no notice has been given of any cancellation or surrender thereof, and neither Seller nor the tenant is in default thereunder. Except as set forth on the Rent Roll, no

          Tenant is entitled to receive free rent or other concession under any of the Leases.

     (f) Violations. Seller has no knowledge of and has not received written notice from any governmental body, authority or agency of any violation of federal, state or local laws, ordinances, codes, rules or regulations affecting the Property, including any notice with respect to any Hazardous Materials (as hereinafter defined) or of any violation of any insurance requirements relative to the Property.

     (g) Condemnation. Seller has no knowledge of and has received no written notice of any pending or threatened condemnation proceedings relating to the Property.

     (h) Commissions. No leasing commissions are due and payable with respect to the existing terms of the Leases except as set forth on the Rent Roll described in Section 3.6(a)(i) hereof; provided, however, that nothing contained in this Section 6.1(h) shall be construed in any way to modify the obligations with respect to leasing commissions and tenant improvements described in Sections 9.2 and 9.3 hereof.

     (i) Service Contracts. All Service Contracts affecting the Property are accurately set forth on Exhibit H hereto. To the best of its knowledge, Seller is not in default under any of the Service Contracts.

     (j) Documents. All documents delivered by Seller to Purchaser, or made available to Purchaser for review, including, without limitation, the Due Diligence Documents, are, to the best of Seller's knowledge, true and complete copies thereof.

     (k) Financial Statements. To the best of Seller's knowledge, the financial statements to be provided by Seller pursuant to Section 3.6 hereof will accurately and fairly reflect the financial condition and operation of the Property for the period of time reflected by such statements.

     (l) Structural Issues. To the best of Seller's knowledge, the Improvements and the Personal Property are free from any material physical, mechanical or structural defects.

     Except with respect to the warranties set forth in Section 6.1 hereof, Seller has not made any warranty or representation, express or implied, written or oral, concerning the Property, including without limitation any representations relating to Hazardous Materials (as defined in Section 6.3(c) below).

     All representations and warranties of Seller contained herein are intended to and shall remain true and correct as of the Closing and shall survive the delivery of the Deed for a period of twelve (12) months after Closing and shall thereafter expire unless a claim thereunder has been commenced in compliance with the next sentence and diligently pursued thereafter. Any claims by Purchaser with respect to such representations or warranties shall be commenced by written notice to Seller within said six
(12) twelve month period and shall be diligently pursued thereafter or shall be deemed waived by Purchaser. Notwithstanding the foregoing, Purchaser shall have no claim against Seller with respect to the representations and warranties set forth in this Section 6.1 if Purchaser had actual knowledge that a representation or warranty was untrue or inaccurate or incorrect as of the time of Closing and Purchaser nevertheless chose to proceed with Closing hereunder.

     Whenever in this Agreement a representation of Seller is based on the "Seller's knowledge" or words of similar import, such reference shall be deemed to be to the actual knowledge of Robert F. Gossett, Jr., without investigation or inquiry of any kind other than due inquiry of Sheri Valentiner of The Colorado Group, Inc., the managing agent of the Property. There shall be no personal liability to said individuals arising out of said representations or warranties. Except for Robert F. Gossett, Jr., no knowledge of parties affiliated with, employed by, or related by agency to Seller shall be imputed to Seller or to the above-named persons.

     Notwithstanding anything to the contrary contained in this Agreement, the aggregate amount which may be collected by Purchaser pursuant to the representations and warranties of Seller set forth herein shall not exceed $500,000.

     6.2  Purchaser's Representations and Warranties

     Purchaser represents, warrants, and covenants to Seller that:

     (a) Authority to Execute; Organization. This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by equitable principles or by the laws of bankruptcy, insolvency, or other laws affecting creditors' rights generally. Purchaser is a corporation validly organized and in good standing under the laws of the state of its organization, and the execution of this Agreement, delivery of money and all required documents, Purchaser's performance of this Agreement and the transaction contemplated hereby have been duly authorized by the requisite action on the part of the Purchaser and Purchaser's directors, shareholders, partners, members or trustees.

     (b) Recording. Purchaser shall not record this Agreement or a memorandum hereof at any time.

     (c) Litigation. There is no litigation pending or, to Purchaser's knowledge, threatened, against Purchaser or any basis therefore before any court, regulatory authority or administrative agency that would likely result in any material adverse change in the business or financial condition of the Purchaser that would impede the ability of Purchaser to purchase the Property in accordance with the terms and conditions of this Agreement.

     (d) Financial Condition. Purchaser or Purchaser's Permitted Assignee shall have adequate financial resources to make timely payment of all sums due from Purchaser hereunder and to perform all of its obligations hereunder.

     (e) Purchaser Experience. Purchaser is experienced in contracting for and investigating the suitability of real property similar to the Property for the acquisition thereof for investment purposes and is represented or has had an opportunity to be represented by counsel in connection with this transaction. Purchaser has the responsibility under this Agreement to inspect the Property and the real estate market in sufficient detail to fully satisfy itself with respect to the environmental conditions and the market conditions affecting the Property including, without limitation, property values, interest rates, and similar market factors. Purchaser has reached its conclusions based upon its own analysis and without relying upon representations by Seller, its employees, agents or consultants.

     6.3  Purchaser Accepts Property "As Is".

     (a) Purchaser Acknowledgment. Effective as of the expiration of the Inspection Period, Purchaser acknowledges for Purchaser and Purchaser's successors, heirs and assignees, (i) that Purchaser has been given full opportunity to inspect and investigate the Property, all improvements thereon and all aspects relating thereto, either independently or through agents and experts of Purchaser's choosing,
          (ii) that Purchaser is acquiring the Property based solely upon Purchaser's own investigation and inspection thereof and Seller's representations and warranties set forth in Section 6.1(a) through (l) hereof inclusive, and (iii) that the provisions of this Section 6.3(a) shall survive Closing and shall not be merged therein. SELLER AND PURCHASER AGREE THAT UPON CLOSING THE PROPERTY SHALL BE SOLD AND THAT PURCHASER SHALL ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE "AS IS, WHERE IS, WITH ALL FAULTS" WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 6.1(a) THROUGH (l) HEREOF INCLUSIVE, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, SELLER'S AGENTS OR BROKERS, AS TO ANY MATTER CONCERNING THE PROPERTY (EXCEPT FOR

          THE WARRANTIES SPECIFICALLY SET FORTH IN SECTION 6.1(a) THROUGH (l) HEREOF INCLUSIVE), INCLUDING WITHOUT LIMITATION: (l) THE CONDITION OR SAFETY OF THE PROPERTY OR ANY IMPROVEMENTS THEREON, INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, IF ANY, FOUNDATIONS, SOIL AND GEOLOGY INCLUDING HAZARDOUS MATERIALS (AS HEREINAFTER DEFINED), LOT SIZE, OR SUITABILITY OF THE PROPERTY OR ITS IMPROVEMENTS FOR A PARTICULAR PURPOSE; (2) WHETHER THE APPLIANCES, IF ANY, PLUMBING OR UTILITIES ARE IN WORKING ORDER; (3) THE HABITABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (4) THE FITNESS OF ANY PERSONAL PROPERTY; OR (5) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE CITY, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES, INCLUDING, WITHOUT LIMITATION THE REQUIREMENTS OF THE AMERICANS WITH DISABILITIES ACT, 42 USCA ss. 12101 et. seq. SUBJECT ONLY TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTIONS 6.1(a) THROUGH (l) HEREOF, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT IT IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTY AND NOT UPON ANY REPRESENTATIONS MADE TO IT BY SELLER, ITS OFFICERS, DIRECTORS, CONTRACTORS, AGENTS OR EMPLOYEES OR ANY PERSON WHOMSOEVER. ANY REPORTS, REPAIRS OR WORK REQUIRED BY PURCHASER ARE TO BE THE SOLE RESPONSIBILITY OF PURCHASER AND PURCHASER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF SELLER TO MAKE ANY CHANGES, ALTERATIONS, OR REPAIR TO THE PROPERTY AND PURCHASER ACKNOWLEDGES THAT, IN THE EVENT THAT PURCHASER ELECTS TO PROCEED TO CLOSING PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD AS PROVIDED IN THIS AGREEMENT, PURCHASER WILL HAVE COMPLETED ITS DUE DILIGENCE WITH RESPECT TO THE PROPERTY TO ITS SATISFACTION.

     (b) No Claim for Hazardous Materials. Upon Closing, Purchaser, for Purchaser and Purchaser's successors in interest, releases Seller from, and waives all claims and liability which Purchaser may have against Seller for, any structural, physical and environmental condition of the Property, including without limitation the presence, discovery or removal of any Hazardous Materials in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action based upon the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and

          Reauthorization Act of 1986 ("SARA"), the Resource Conservation and Recovery Act ("RCRA"), the Toxic Substances Control Act (the "TSCA"), as such acts may be amended from time to time, or any other federal or state statutory or regulatory cause of action arising from or related to Hazardous Materials at, in or under the Property (collectively, the "Hazardous Waste Laws"), except solely for any contribution action against Seller (and not any officer, director, employee, agent, affiliate, member, representative, partner, stockholder or other principal or representative of Seller) brought under CERCLA as part of any lawsuit commenced under CERCLA. The waiver and release of Purchaser set forth in this Section 6.3(b) shall survive the Closing Date and shall be enforceable at any time after the Closing Date. Notwithstanding anything herein to the contrary, the aforementioned waiver and release shall not obligate Purchaser to defend, indemnify and/or hold harmless Seller as to third-party claims asserted against Seller relating to Hazardous Materials in, on or under the Property.

     (c) "Hazardous Materials" Defined. For purposes of this Agreement, the term "Hazardous Material" shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, those substances regulated by the Hazardous Waste Laws.

     (d) No Representations as to Hazardous Materials. Purchaser acknowledges that Seller has made no representations or warranties whatsoever to Purchaser regarding the presence or absence of any Hazardous Materials in, at, or under the Property; provided, however, that Seller and Purchaser acknowledge that Seller has made certain representations as to no proceedings, notices received, knowledge or otherwise as more specifically set forth in Sections 6.1 (d), (f), (g) and (j) hereof. Purchaser has made such studies and investigations, conducted such tests and surveys, and engaged such specialists as Purchaser has deemed appropriate to evaluate fairly the Property and its risks from an environmental and Hazardous Materials standpoint.

7.   CONDITIONS TO CLOSING

     7.1  Seller's Conditions.

     The obligation of Seller to sell and convey the Property under this Agreement is subject to the satisfaction of the following conditions precedent or conditions concurrent (the satisfaction of which may be waived only in writing by Seller):

     (a) Delivery and execution by Purchaser to Escrow Holder of all monies, items, and other instruments required to be delivered by Purchaser to Escrow Holder;

     (b) Purchaser's covenants, warranties, and representations set forth herein shall be true and correct as of the Closing Date; and

     (c)  Intentionally Omitted;

     (d) There shall be no uncured default by Purchaser of any of its material obligations under this Agreement.

     7.2  Purchaser's Conditions.

     The obligation of Purchaser to acquire the Property under this Agreement is subject to the satisfaction of the following conditions precedent or conditions concurrent:

     (a)  Delivery of Purchaser's notice to proceed, as provided in Section 3.5;

     (b) Delivery and execution by Seller to Escrow Holder of all monies, items and other instruments to be delivered by Seller to Escrow Holder, provided, however, that the original Leases, the Service Contracts which survive Closing, and the leasing and property files and records pertaining to day-to-day operation, leasing and maintenance of the Property, to the extent same are in the possession or under the control of Seller or Seller's agents, shall be held at the Property for delivery to the Purchaser incident to Closing;

     (c) Seller's covenants, warranties and representations set forth herein shall be true and correct as of the Closing Date;

     (d)  Intentionally Omitted;

     (e) There shall be no uncured default by Seller of any of its material obligations under this Agreement;

     (f) Purchaser shall have received, on or before five (5) days before the Closing Date, the Tenant Estoppel Certificates, as set forth in
          Section 15; and

     (g) Title Company shall be irrevocably committed to issue the Title Policy subject to the Permitted Exceptions.

     7.3  Failure of Condition.

     (a)  In the event of a failure of any condition contained in Section 7.1 or
          7.2 above which is not the result of a default by either party, the party for whose benefit the condition existed may either waive the condition and proceed to Closing or may terminate this Agreement in which event the Deposit and all documents and funds deposited by Purchaser shall be immediately returned to Purchaser, all documents deposited by Seller shall be immediately returned to Seller, and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12);

     (b) In the event of a failure of any condition contained in Section 7.2 above due to a default by Seller, then Purchaser may in its sole discretion:

          (i) terminate this Agreement in which event the Deposit and all documents and funds deposited by Purchaser shall be immediately returned to Purchaser, all documents deposited by Seller shall be immediately returned to Seller, and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12);

          (ii) pursue specific performance of Seller's obligation to convey the Property to Purchaser in accordance with the terms of this Agreement; or

          (iii) waive such default and close the transaction.

     (c) In the event of a failure of any condition contained in Section 7.1 above due to a default by Purchaser, Seller may in its sole discretion:

          (i) terminate this Agreement and Seller shall be entitled to liquidated damages (including, if applicable, the retention of the Deposit), as described in Article 12, in which event all documents deposited by Purchaser shall be immediately returned to Purchaser, and all documents deposited by Seller shall be immediately returned to Seller and neither party shall have any further rights or obligations hereunder (except as set forth in Sections 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12); or

          (ii) Seller may waive such default and close the transaction.

     (d) Seller waives any rights it may have to specific performance in the event of a default by Purchaser with the exclusive remedy of Seller being the right to liquidated damages more fully described in Section 12 hereof. Purchaser waives any right to any claim of any nature for damages or otherwise in the event of a default by Seller prior to closing and Purchaser acknowledges that its exclusive remedies in the event of such a default by Seller shall be to either terminate this Agreement in accordance with Section 7.3(b)(i) above, to seek specific performance in accordance with Section 7.3(b)(ii) above, or waive such default and close the transaction in accordance with Section 7.3(b)(iii) above.

     (e) Anything herein to the contrary notwithstanding, in the event the transaction herein contemplated shall fail to close in accordance with the terms and conditions of this Agreement solely by reason of either
          (i) Seller's default hereunder or (ii) Seller's election to terminate this Agreement pursuant to Section 8.1(a) below (in either case when all material obligations of Purchaser have been satisfied as herein provided at the time of such Seller default or election), then, in addition to Purchaser's right to terminate this Agreement as set forth in Section 7.3(b)(i) above, upon such termination Seller shall reimburse Purchaser an amount not to exceed $50,000 for costs and expenses actually incurred by Purchaser in connection with its due diligence and closing related costs (including reasonable attorneys' fees and expenses), which sum shall be paid by Seller to Purchaser within ten (10) days of presentment by Purchaser of invoices and/or, receipts reasonably acceptable to Seller substantiating Purchaser's claim for reimbursement hereunder.

8.   DAMAGE OR DESTRUCTION OF THE PROPERTY; CONDEMNATION

     8.1  Damage or Destruction of the Property.

     (a) If, between the Effective Date and the Closing Date, the Property is Materially Damaged or Destroyed (as hereinafter defined), Purchaser may elect in writing, within five (5) days after receipt of notice by Purchaser from Seller of such damage or destruction (the "Casualty Notice Date"), accompanied by information regarding the amount and payment of insurance, to terminate this Agreement or to purchase all of the Property without regard to such damage or destruction. If Purchaser fails to notify Seller of Purchaser's election, Purchaser will be deemed to have elected not to proceed with the purchase of all of the Property. In the event that Purchaser purchases all of the Property, Seller shall have no obligation to repair any such damage or destruction, nor shall the Purchase Price be adjusted except as provided in 8.1(b) below. "Materially Damaged or Destroyed" shall mean damage or destruction the repair or replacement of which either would not be permitted due to the then effective requirements of any applicable law, ordinance, rule or regulation of any governmental or quasi-governmental agency having jurisdiction, or, as determined by a licensed general contractor having at least five (5) years experience in the construction of commercial office/warehouse buildings, selected by Seller and reasonably approved by Purchaser, would exceed One Hundred Fifty Thousand ($150,000) Dollars as to any casualty of a type against which insurance is maintained (a "Major Insured Casualty") or would exceed One Hundred Thousand ($100,000) Dollars as to any casualty against which insurance is not maintained (a "Major Uninsured Casualty"). As used herein, repair or replacement means such repair or replacement to the Improvements as may be required to restore the Improvements to a condition having substantially the same design, specifications and equipment of the Improvements immediately prior to the casualty. If, between the Effective Date and the Closing Date, the Property sustains nonmaterial damage, the parties shall proceed to Closing. If between the Effective Date and the Closing Date, the Property is Materially Damaged or Destroyed due to a Major Uninsured Casualty, Seller may elect in writing, within five (5) days after the Casualty Notice Date, to terminate this Agreement. If Seller fails to notify Purchaser of Seller's election, Seller will be deemed to have elected not to proceed with the sale of all of the Property. Notwithstanding the foregoing, in the event that any damage or destruction results in the termination of any Lease, the Property shall be deemed to have been Materially Damaged or Destroyed due to a Major Insured Casualty.

     (b) If Purchaser elects or is required to purchase the Property despite such damage or destruction, Seller shall assign its rights to and Purchaser shall be entitled to receive any insurance proceeds (with any accrued interest thereon) at or after Closing (as the same are available) and Purchaser shall receive a credit toward the Purchase Price (i) for the insurance deductible relative to Seller's insurance on the Property with respect to an insured casualty, including a Major Insured Casualty, or (ii) for the cost of repair not covered by insurance with respect to an uninsured casualty, including a Major Uninsured Casualty. Seller shall reasonably cooperate with Purchaser to allow Purchaser to collect any available insurance proceeds. Seller agrees to maintain until the Closing the level of insurance coverage in effect on the Property as of the Effective Date.

     (c) If, as a result of any casualty, any determination, election or agreement required by the terms of this Section 8.1 is not made by the scheduled Closing Date, the Closing Date shall be extended for an appropriate time, not to exceed twenty (20) days, after such determination, election or agreement.

     8.2  Condemnation.

     If prior to Closing all or any part of the Property is subject to a proposed taking by any public authority, Seller shall promptly notify Purchaser in writing of such proposed taking and Purchaser may terminate this Agreement by notice to Seller within five (5) days after written notice thereof. If Purchaser so elects, this Agreement shall terminate. If Purchaser does not so elect to terminate this Agreement, Purchaser shall accept the Property subject to the taking without a reduction in the Purchase Price and shall receive at Closing an assignment of all of Seller's rights to any condemnation award to the extent that such amount does not exceed the Purchase Price plus any legal fees and expenses actually expended in obtaining such award, with any condemnation award in excess of such amount to be divided equally between Seller and Purchaser. Seller shall reasonably cooperate with Purchaser to allow Purchaser to collect any such award.

9.   COMMISSIONS AND EXPENSES

     9.1  Payment of the Sale Commission.

     Purchaser and Seller represent and warrant to each other that no real estate broker or agent has been authorized to act on either parties' behalf except Trammel Crow Company and The Colorado Group, Inc. ("Seller's Agents") under separate commission agreements between Seller and each of Seller's Agents, which commissions ("Brokers' Commissions") under said commission agreements Seller will pay or cause to be paid to Seller's Agents at Closing. Purchaser hereby indemnifies Seller and holds Seller harmless from and against any and all demands or claims which now or hereafter may be asserted against Seller for any brokerage fees, commissions or similar types of compensation which may be claimed by any broker which was engaged or which claims to have been engaged by Purchaser and all expenses and costs in handling or defending any such demand or claim, including reasonable attorneys' fees. Seller hereby indemnifies Purchaser and holds Purchaser harmless from and against any and all demands or claims which now or hereafter may be asserted against Purchaser for any brokerage fees, commissions or similar types of compensation which may be claimed by any broker which was engaged or which claims to have been engaged by Seller and all expenses and costs in handling or defending any such demand or claim, including reasonable attorneys' fees. This provision shall survive (i) any termination of this Agreement and (ii) the Closing and shall not be merged therein. Seller shall, as a condition to Purchaser's obligation to acquire the Property under this Agreement, cause each of Seller's Agents to execute and deliver to Purchaser a confidentiality agreement in form and content substantially in accordance with Exhibit O attached hereto.

     9.2  Leasing Commissions/Tenant Improvements.

     (a) Seller shall pay all leasing commissions or tenant improvement costs payable under Leases executed prior to the Effective Date except for commissions and costs payable by reason of any expansion, extension or renewal of such Leases (to the extent such expansions, extensions or renewals are pursuant to option rights expressly set forth in such Leases as of the Effective Date, herein called the "Existing Rights") occurring on or after the Effective Date, which shall be paid by Seller and Purchaser as hereinafter provided. A summary of the business terms of any amendment, renewal or expansion of an existing Lease (unless such renewal or expansion is pursuant to and in accordance with the terms of any Existing Rights, in which case Seller and Purchaser agree that any such renewal or expansion shall be effective upon the valid exercise by a tenant pursuant to the terms of any such Existing Rights) or of any new Lease which Seller wishes to execute between the Effective Date and the Closing Date will be submitted to Purchaser prior to execution by Seller. Purchaser agrees to notify Seller in writing within five (5) Business Days after its receipt thereof of either its approval or disapproval thereof, including all leasing commissions, tenant improvement and inducement payments to be incurred in connection therewith. If Purchaser informs

          Seller within such five (5) Business Day period that Purchaser does not approve the amendment, renewal or expansion of the existing Lease or the new Lease (a "New Lease Agreement"), and such notice is given after Purchaser has delivered the notice to proceed pursuant to
          Section 3.5 above, then Seller shall not enter into the proposed New Lease Agreement. If such notice is given prior to Purchaser's delivery of the notice to proceed pursuant to Section 3.5 above, Seller may elect by written notice to the Purchaser prior to the Out Date (i) not to enter into the proposed New Lease Agreement or (ii) to proceed with such New Lease Agreement; provided, however, that in the event that Seller elects to proceed with such New Lease Agreement and the parties shall thereafter proceed to Closing, all leasing commissions, tenant improvement costs, inducement payments, attorneys' fees or other fees payable incident to the initial tenancy under such New Lease Agreement shall be paid by Seller. In the event Purchaser fails to notify Seller in writing of its approval or disapproval of any New Lease Agreement within the five (5) Business Day period set forth above, Purchaser shall be deemed to have approved such New Lease Agreement. All leasing commissions and tenant improvement costs, inducement payments, attorneys' fees and other fees paid or expenses incurred with respect to any New Lease Agreement (regarding which Seller has advised Purchaser in the requisite summary of business terms delivered to Purchaser as required above) approved or deemed approved by Purchaser as set forth above in this Section 9.2(a) shall be the obligation of Purchaser and Seller, divided pro rata based upon an allocation determined by the rental income received by Seller relative to such New Lease Agreement prior to Closing and the total rental income projected to be paid during the initial term of such New Lease Agreement.

     (b) To the extent Seller shall be obligated for any leasing commissions, tenant improvement costs, inducement payments, attorneys' fees or other fees payable in connection with any Lease or New Lease Agreement pursuant to Section 9.2(a) above for which actual payment thereof has not been made by or on behalf of Seller on or before the Closing, Purchaser shall receive a credit at Closing for all such unpaid commissions, costs, expenses and fees.

     9.3  Lease Expense Reimbursement and Assumption.

     Seller shall comply with and perform all of its obligations under the Leases until Closing. At Closing, Purchaser shall (i) reimburse Seller for all leasing commissions, tenant improvement costs, inducement payments, attorneys' fees and other fees paid or expenses incurred by Seller under any New Lease Agreement made on or after the Effective Date, if any, which has been approved or deemed approved by Purchaser pursuant to Section 9.2, less the pro rata share of all such costs and expenses otherwise payable by Seller pursuant to the last sentence of Section 9.2(a) above and (ii) assume all obligations of the landlord under Leases which either (a) arise after Closing or (b) are continuing covenants of the landlord which apply after Closing, if any.

     9.4  Maintenance of the Property; Property Personnel.

     Between Seller's execution of this Agreement and the Closing, Seller shall maintain the Property in its existing condition and repair, reasonable wear and tear excepted.

     9.5  Service Contracts and Equipment Lease.

     Seller shall comply with and perform all of Seller's obligations under the Service Contracts, including equipment leases, relative to the Property prior to Closing. Seller shall not, after the date of this Agreement, enter into any service contract or equipment lease affecting the Property or any amendment thereof, which shall be an obligation of Purchaser after Closing, or waive, compromise or settle any rights of Seller under any Service Contract or equipment lease which shall be assumed by Purchaser upon Closing, or agree to, or modify, amend, or terminate any Service Contract or equipment lease which shall be assumed by Purchaser upon Closing, without in each case obtaining Purchaser's prior written consent thereto. Seller shall terminate at or before Closing those existing Service Contracts, including equipment leases, that Seller is contractually entitled to terminate without cost and that Purchaser designates to Seller, on or before the Out Date, as not to survive Closing.

10.  NOTICES

     All notices, requests or demands to a party hereunder shall be in writing and shall be effective (i) when received by overnight courier service, (ii) upon receipt of written electronic confirmation by the sender if sent by facsimile telecommunication, or (iii) three (3) days after being deposited into the United States mail (sent certified or registered, return receipt requested), in each case addressed as follows (or to such other address as Purchaser or Seller may designate in writing in accordance with this Section 10):

          If to Seller:

          Corporate Realty Income Fund I, L.P.
          475 Fifth Avenue, 21st Floor
          New York, New York 10017
          Attention:  Robert F. Gossett, Jr.
          Phone No.:  (212) 696-1134
          Fax No.:    (212) 696-1271

          With a copy to:

          Arnold & Porter
          399 Park Avenue
          New York, New York 10022
          Attention:  Michael J. Canning, Esq.
          Phone No.:  (212) 715-1110
          Fax No.:    (212) 715-1399

          If to Purchaser:

          INVESCO Realty Advisors
          One Lincoln Centre, Suite 700
          5400 LBJ Freeway/LB2
          Dallas, Texas 75240
          Attention:  Amy Morris
          Phone No.: (972) 715-5857
          Fax No.:   (972) 715-5811

          With a copy to:

          Jenkins & Gilchrist
          1445 Ross Avenue, Suite 3200
          Dallas, Texas 75202
          Attention:  George Dunlap, Esq.
          Phone No.   (214) 855-4723
          Fax No.     (214) 855-4300

11.  MISCELLANEOUS

     11.1 Time.

     Time is of the essence in the performance of each party's obligations hereunder.

     11.2 Attorneys' Fees.

     If any legal action, arbitration or other proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of its attorneys' fees and expenses. The phrase "prevailing party" shall include a party which receives substantially the relief desired whether by dismissal, summary judgment, judgment or otherwise. This provision shall survive (i) any termination of this Agreement and (ii) the Closing and shall not be merged therein.

     11.3 No Waiver.

     No waiver by any party of the performance or satisfaction of any covenant or condition shall be valid unless in writing and shall not be considered to be a waiver by such party of any other covenant or condition hereunder.

     11.4 Entire Agreement.

     This Agreement contains the entire agreement between the parties regarding the Property and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject. This Agreement may only be modified in writing.

     11.5 Survival.

     Except for (i) the representations and indemnity obligations of Purchaser and Seller under this Agreement, (ii) the post-closing obligations of Purchaser and Seller under this Agreement and (iii) as otherwise specifically provided in this Agreement, none of the agreements, warranties and representations contained herein shall survive Closing.

     11.6 Successors.

     Subject to Section 11.7, this Agreement shall bind and inure to the benefit of the parties hereto and to their respective legal representatives, successors and permitted assigns.

     11.7 Assignment.

     Purchaser shall be entitled, without Seller's prior consent, to assign Purchaser's rights in and to this Agreement to an entity controlled by a pension fund to which Purchaser is an advisor having net assets in excess of $50,000,000 (a "Permitted Assignee"). Seller's written consent shall be required for any other assignment of Purchaser's rights to a nominee under this Agreement. Any attempted unpermitted assignment, except with Seller's prior written consent, shall be ineffective and shall constitute a default under this Agreement. Purchaser shall remain liable for the obligations of Purchaser under this Agreement; provided, however, that any assignment of this Agreement to a Permitted Assignee shall operate to release Purchaser from further liability under this Agreement, provided, further, that such release shall only be effective from and after Purchaser's delivery to Seller of such Permitted Assignee's written assumption of all Purchaser's obligations hereunder. Purchaser represents, warrants and certifies to Seller that Purchaser has not assigned, transferred or encumbered or agreed to assign, transfer or encumber, directly or indirectly, all or any portion of its rights or obligations under this Agreement. Purchaser shall give written notice of any proposed assignment at least five (5) Business Days prior to Closing. If there is an assignment permitted hereunder or if Seller approves such assignment, Seller shall have no obligation to reissue any estoppels, surveys, or title commitments previously delivered to Purchaser, nor shall Seller be responsible for any costs or expenses of any nature associated with such transfer.

     11.8 Relationship of the Parties.

     The parties acknowledge that neither party is an agent for the other party, and that neither party shall or can bind or enter into agreements for the other party.

     11.9 Governing Law.

     This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Colorado.

     11.10 Possession; Risk of Loss.

     Seller shall deliver to Purchaser possession of the Property on the Closing Date, subject only to the rights of tenants (as tenants only) under Leases and Permitted Exceptions. All risk of loss or damage with respect to the Property shall pass from Seller to Purchaser upon Closing.

     11.11 Review by Counsel.

     The parties acknowledge that each party and its counsel have reviewed and approved this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     11.12 Confidentiality.

     (a) Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and prior to the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use best efforts to prevent disclosure of this transaction, other than (i) to directors and officers of the parties, limited partners, members and/or shareholders of Seller, Purchaser or Permitted Assignee, and employees, prospective lenders of Purchaser or Permitted Assignee, attorneys, accountants, agents and affiliates of the parties who are involved in the ordinary course of business with this transaction, all of which shall be instructed to comply with the confidentiality provisions hereof, or (ii) as required by law or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction.

     (b) Notwithstanding anything to the contrary contained elsewhere herein, Purchaser hereby acknowledges that all information furnished by Seller or its agents or representatives to Purchaser or obtained by Purchaser in the course of Purchaser's investigation of the Property, or in any way arising from or relating to any and all studies or entries upon the Property by Purchaser, its agents or representatives, shall be treated as confidential information and further, that if any such confidential information is disclosed to unpermitted third parties prior to the Closing, Seller may suffer damages and irreparable harm. In connection therewith, Purchaser hereby expressly understands, acknowledges and agrees (i) that Purchaser will not disclose any of the contents or information contained in or obtained as a result of any reports or studies made in connection with Purchaser's investigation of the Property, in any form whatsoever (including, but not limited to, any oral information received by Purchaser during the course of Purchaser's inspection of the Property), to any party prior to the Closing other than (a) the Seller, Seller's employees, agents or representatives, or Purchaser's or a Permitted Assignee's agents, employees, representatives, attorneys, consultants or potential institutional lenders, without the prior express written consent of Seller (which consent shall not be unreasonably withheld) or (b) as required by law or in response to lawful process or subpoena or other valid and enforceable order of a court of competent jurisdiction; (ii) that in making any disclosure of such information as permitted hereunder, Purchaser will advise said parties of the confidentiality of such information and the potential of damage to Seller as a result of any disclosure of such information by said third party; and (iii) that Seller is relying on Purchaser's covenant not to disclose any of the contents or information contained in any such reports or investigations to unpermitted third parties prior to Closing (all of which is deemed to be confidential information by the provisions of this Section). In the event this Agreement is terminated, Purchaser agrees to return to Seller all information, studies, or reports Purchaser or Purchaser's agents have obtained from Seller or Seller's agents, contractors or representatives with respect to the Property or the condition of the Property. In the event of a breach of Purchaser's duty of confidentiality hereunder, Purchaser shall be liable to Seller for damages and Seller may pursue all of its remedies afforded it under this Agreement. This provision shall survive (i) any termination of this Agreement and (ii) the Closing and shall not be merged therein. Seller hereby agrees that Seller shall not issue any press release relative to this Agreement or the sale of the Property to Purchaser pursuant to the terms and conditions thereof without the prior written consent of Purchaser. Seller further agrees that Seller shall not disclose the Purchase Price or the identity of the pension fund affiliated with any Permitted Assignee without the prior written consent of Purchaser, not to be unreasonably withheld, other than to Seller's agents, employees or representatives or to Purchaser or Purchaser's Permitted Assignees and their respective agents, representatives, attorneys, consultants and the like, or as required by law or in response to lawful process or subpoena or other valid and enforceable order of a court of competent jurisdiction.

     11.13 Termination.

     Upon termination of this Agreement for any reason by either party, Purchaser shall have the obligation to return to Seller all Due Diligence Documents and copies thereof (including the Survey) and any other information or documentation received by Purchaser from Seller or Seller's agents with respect to the Property and shall not disclose to any unpermitted third party the contents thereof. Seller shall not have any obligation to return or permit the return of any sums due Purchaser upon any termination of this Agreement, including the Deposit, until the Due Diligence Documents and copies thereof (including the Survey) and such other information or documents provided to Purchaser by Seller or Seller's agents have been returned to Seller. Further, to the extent that any return of the Deposit to the Purchaser permitted hereunder upon a termination of this Agreement is conditioned upon Purchaser not then being in default hereunder, then, in the event that Purchaser is, or is alleged to be, in default hereunder, the Escrow Holder shall retain that portion of the Deposit designated by Seller as being in dispute (and return the balance to Purchaser) until such default(s) has been finally resolved by Purchaser and Seller or finally determined by a court of competent jurisdiction, as provided for in Section 2 of this Agreement, whereupon any amounts so determined to be owing to Seller, to and including all of said Deposit, if appropriate, shall be delivered to Seller on account of amounts owing Seller as a result of such default(s), with any balance, including all of said Deposit, if appropriate, to be returned to Purchaser; provided, however, that nothing herein shall affect Seller's right and entitlement to all of the Deposit as provided in Section 2.1 and in other provisions of this Agreement where Seller shall be entitled to retain the Deposit as liquidated damages pursuant to Section 12 below.

     11.14 Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT EITHER PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PROPERTY, THE CONVEYANCE DOCUMENTS OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS TRANSACTION.

PURCHASER'S INITIALS: ______ SELLER'S INITIALS: ______

     11.15 Counterparts.

     This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and the counterparts taken together shall constitute a single agreement.

     11.16 Limitation on Liability. Purchaser expressly agrees that the obligations and liabilities of Seller under this Agreement and any document referenced herein shall not constitute personal obligations of the officers, directors, employees, agents, affiliates, members, representatives, partners, stockholders or other principals and representatives of Seller. Notwithstanding anything to the contrary, Seller's liability, if any, arising in connection with this Agreement or with the Property shall, prior to Closing, be limited to the remedies as set forth in Section 7.3 of this Agreement and, post-Closing, shall be limited to $500,000 in accordance with Section 6.1 of this Agreement. The limitations of liability contained in this section shall apply equally and inure to the benefit of Seller's present and future officers, directors, affiliates, members, representatives, trustees, partners, shareholders, agents and employees, and their respective heirs, successors and assigns.

     11.17 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     11.18 Construction. Headings at the beginning of each section and subsection are solely for the convenience of Purchaser and Seller and are not a part of this Agreement and shall have no effect upon the construction or interpretation of any part hereof. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine, and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if Purchaser and Seller had prepared the same. Unless otherwise indicated, all references to sections and subsections are to this Agreement. All Exhibits referred to in this Agreement are attached hereto and incorporated herein by this reference. In the event the stated date for Closing or the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action shall be taken on the next succeeding Business Day thereafter.

12.  LIQUIDATED DAMAGES

     IF PURCHASER SHALL BREACH OR DEFAULT IN ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, SELLER SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT AND RECEIVE THE AMOUNT OF ONE HUNDRED FIFTY THOUSAND ($150,000) DOLLARS (WHICH AMOUNT SHALL BE PAID BY WAY OF RETENTION OF THE AMOUNT OF THE DEPOSIT DESCRIBED IN SECTION 2.2 PLUS ANY ACCRUED INTEREST THEREON TO THE EXTENT AVAILABLE) (THE "SPECIFIED SUM") AS LIQUIDATED DAMAGES. SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER'S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE SPECIFIED SUM IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES. SELLER AND PURCHASER SPECIFICALLY FURTHER AGREE AFTER NEGOTIATION THAT THIS SECTION 12 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 12 SHALL NOT BE CONSTRUED AS A LIMITATION ON THE OBLIGATIONS OF PURCHASER UNDER SECTIONS 3.5(a) and (e), 3.6(b), 9.1, 11.2 and 11.12 HEREOF. THIS


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


PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS TRANSACTION.

PURCHASER'S INITIALS: ______ SELLER'S INITIALS: ______

13.  NO RECORDING

     The provisions hereof shall not constitute a lien on the Property and this Agreement shall not be placed or suffered to be placed by Purchaser for recording with the office of the recorder (clerk) for the county in which the Property is located. Purchaser hereby appoints Seller as Purchaser's true and lawful attorney-in-fact, coupled with an interest, for the purposes of the execution of such documents and doing such acts as shall be necessary to effect the discharge of the recording of this Agreement if such recording shall have been accomplished in violation of this Section.

14.  EFFECTIVENESS

     This Agreement shall only be effective if a counterpart is signed by both Seller and Purchaser.

15.  TENANT ESTOPPEL CERTIFICATES

     Seller shall deliver to Purchaser, at least five (5) days prior to the Closing Date, original, executed Tenant Estoppel Certificates, in substantially the form attached hereto as Exhibit I, from tenants occupying at least eighty five (85%) percent of the rentable square footage of the Improvements, including specifically from Mobile Storage Technologies, VR-1, Visual Numerics, PS Technology and PowerWork Online.

16.  CC&R ESTOPPELS

     Seller shall obtain and deliver to Purchaser, on or before five (5) days prior to Closing, an estoppel certificate, in form and content reasonably acceptable to Purchaser, and dated a date no earlier than thirty (30) days prior to the Closing, from each person or entity having rights under any reciprocal easement agreement or covenants, conditions and restrictions encumbering or benefiting the Property or any portion thereof. Seller shall promptly forward to Purchaser all such estoppel certificates as and when the same are received.


                     [REMAINDER OF PAGE INTENTIONALLY BLANK]


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


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                        SELLER:

                                        CORPORATE REALTY INCOME FUND I, L.P.


                                        By:  ___________________________________
                                                  Robert F. Gossett, Jr.
                                                  General Partner

                                        By:  1345 Realty Corporation,
                                             General Partner


                                             By:  ______________________________
                                                       Robert F. Gossett, Jr.
                                                       President


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


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                        PURCHASER:

                                        INVESCO REALTY ADVISORS


                                        By:  ___________________________________
                                             Name:
                                             Title:


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


                                        ESCROW HOLDER:

                                        COMMONWEALTH LAND TITLE INSURANCE
                                        COMPANY


                                        By:  ___________________________________

                                        Its: ___________________________________

                                TABLE OF CONTENTS

1.   PURCHASE AND SALE.........................................................1

     1.1   Property............................................................1

2.   PURCHASE PRICE............................................................2

     2.1   Deposit.............................................................2
     2.2   Interest............................................................4
     2.3   Cash at Closing.....................................................4

3.   TITLE.....................................................................4

     3.1   Title Commitment; Survey............................................4
     3.2   Review of Title.....................................................4
     3.3   Vesting of Title....................................................6
     3.4   Title Insurance.....................................................6
     3.5   Inspection Period...................................................6
     3.6   Furnishing of Information...........................................8

4.   CLOSING..................................................................10

     4.1   Closing............................................................10
     4.2   Transactions at Closing............................................10
     4.3   Title Transfer and Payment of Purchase Price.......................13
     4.4   Reporting Requirements.............................................14

5.   PRORATIONS; CLOSING ITEMS................................................14

     5.1   Prorations; Closing Costs; Reserve Accounts........................14
     5.2   Calculation of Prorations..........................................16

6.   REPRESENTATIONS AND WARRANTIES...........................................16

     6.1   Seller's Representations and Warranties............................16
     6.2   Purchaser's Representations and Warranties.........................19
     6.3   Purchaser Accepts Property "As Is".................................20

7.   CONDITIONS TO CLOSING....................................................22

     7.1   Seller's Conditions................................................22
     7.2   Purchaser's Conditions.............................................22
     7.3   Failure of Condition...............................................23

8.   DAMAGE OR DESTRUCTION OF THE
       PROPERTY; CONDEMNATION.................................................25

     8.1   Damage or Destruction of the Property..............................25
     8.2   Condemnation.......................................................26


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


9.   COMMISSIONS AND EXPENSES.................................................26

     9.1   Payment of the Sale Commission.....................................26
     9.2   Leasing Commissions/Tenant Improvements............................27
     9.3   Lease Expense Reimbursement and Assumption.........................28
     9.4   Maintenance of the Property; Property Personnel....................28
     9.5   Service Contracts and Equipment Lease..............................29

10.  NOTICES..................................................................29

11.  MISCELLANEOUS............................................................30

     11.1  Time...............................................................30
     11.2  Attorneys' Fees....................................................30
     11.3  No Waiver..........................................................30
     11.4  Entire Agreement...................................................31
     11.5  Survival...........................................................31
     11.6  Successors.........................................................31
     11.7  Assignment.........................................................31
     11.8  Relationship of the Parties........................................32
     11.9  Governing Law......................................................32
     11.10 Possession; Risk of Loss...........................................32
     11.11 Review by Counsel..................................................32
     11.12 Confidentiality....................................................32
     11.13 Termination........................................................34
     11.14 Waiver of Jury Trial...............................................34
     11.15 Counterparts.......................................................35
     11.16 Limitation on Liability............................................35
     11.17 Partial Invalidity.................................................35
     11.18 Construction.......................................................35

12.  LIQUIDATED DAMAGES.......................................................36

13.  NO RECORDING.............................................................37

14.  EFFECTIVENESS............................................................37

15.  TENANT ESTOPPEL CERTIFICATES.............................................37

16.  CC&R ESTOPPELS...........................................................37

EXHIBIT A  - Legal Description
EXHIBIT B  - Bill of Sale
EXHIBIT C  - Assignment and Assumption Agreement
EXHIBIT D  - Seller's Affidavit


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


EXHIBIT E  - Purchaser's Agreement
EXHIBIT F  - Form of Limited Warranty Deed
EXHIBIT G  - Tenant Notification Letter
EXHIBIT H  - Service Contracts
EXHIBIT I  - Tenant Estoppel Certificate
EXHIBIT J  - Form of Seller's Recertification of Representations and Warranties
EXHIBIT K    Form of Purchaser's Recertification of Representations and
             Warranties
EXHIBIT L  - Rent Roll
EXHIBIT M  - Survey Requirements
EXHIBIT N  - Due Diligence Documents
EXHIBIT O  - Sales Agent Confidentiality Agreement
SCHEDULE 1 - Personal Property
SCHEDULE 2 - Permits
SCHEDULE 3 - Service and Other Contracts





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